CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard California Tax-Free Funds of our report dated January 16, 2018, relating to the financial statements and financial highlights, which appears in Vanguard California Tax-Exempt Money Market Fund, Vanguard California Intermediate-Term Tax-Exempt Fund and Vanguard California Long-Term Tax-Exempt Fund’s Annual Report on Form N-CSR for the year ended November 30, 2017. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 26, 2018